Exhibit 10.2

[Execution Copy]

INSURANCE AGREEMENT

          THIS INSURANCE AGREEMENT, dated as of August 1, 2004, is entered into by and between XL CAPITAL ASSURANCE INC., a New York stock insurance company ("XLCA"), KANSAS CITY POWER & LIGHT COMPANY, a corporation duly organized under the laws of the State of Missouri (the "Company"), and J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION (the "Trustee").

          WHEREAS, pursuant to and in accordance with the provisions of that certain Indenture of Trust, dated as of September 1, 1992 (the "Original Indenture", and as amended and restated by an Amended and Restated Indenture of Trust, dated as of August 1, 2004, the "Indenture"), between State Environmental Improvement and Energy Resources Authority of the State of Missouri (the "Issuer") and the Trustee, on September 15, 1992 the Issuer issued its Environmental Improvement Revenue Refunding Bonds (Kansas City Power & Light Company Project) Series 1992 in the aggregate principal amount of $31,000,000 (the "Bonds") ; and

          WHEREAS, pursuant to a Loan Agreement, dated as of September 1, 1992 (the "Loan Agreement"), between the Issuer and the Company, the Issuer loaned the proceeds of the Bonds to the Company and the Company agreed to repay the loan by making payments in amounts and at times sufficient to pay when due the principal and purchase price of and interest and any premium on the Bonds; and

          WHEREAS, the Bonds have been secured by an assignment and pledge by the Issuer of its right, title and interest in the trust estate, including, without limitation, the right of the Issuer to receive a First Mortgage Bond (as defined herein) and payments thereunder; and

          WHEREAS, the Company has requested XLCA to issue a municipal bond insurance policy with respect to the Bonds (the "Policy") which insures the payment of principal of and interest on the Bonds from the date hereof on the terms specified therein; and

          WHEREAS, as a condition to the issuance of the Policy, XLCA requires that certain notices and other information be delivered from time to time by the Trustee and the Company and that certain rights be available to it in addition to those under the Indenture; and

WHEREAS, the Company and the Trustee understand that XLCA expressly requires the delivery of this Agreement as part of the consideration for the delivery by XLCA of the Policy;

NOW, THEREFORE, in consideration of the premises and of the agreements herein contained and of the execution and delivery of the Policy, the Company, the Trustee and XLCA agree as follows:

ARTICLE I
DEFINITIONS; PREMIUM AND EXPENSES

                    SECTION 1.01.  Definitions. Except as otherwise expressly provided herein or unless the context otherwise requires, the terms which are capitalized herein shall have the meanings specified in Annex A hereto.

          Premium. In consideration of XLCA agreeing to issue the Policy, the Company hereby agrees to pay to XLCA a premium as follows: (a) on the date of issuance of the Policy, an amount equal to 160 basis points (1.60%), flat, of the total debt service to accrue on the Bonds through the final maturity date of the Bonds calculated on the assumption that interest will accrue on the Bonds on each day at a fixed rate equal to the Bond Buyer Revenue Bond Index as in effect on the date of issuance of the Policy plus (b) in the event that on any Payment Date (as defined below) the rating of the Company's senior long-term secured indebtedness by Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's ("S&P") is withdrawn (for credit reasons) or is below "Baa3" by Moody's or "BBB-" by S&P, on each such Payment Date an amount (the "Supplemental Premium") equal to 25 basis points (0.25%) of the principal amount of the Bonds then outstanding; provided, however, that if the final maturity date of the Bonds occurs less than one year after a particular Payment Date, the amount payable by the Company on such Payment Date pursuant to this clause (b) shall be prorated based on the actual number of days occurring in the period from such Payment Date to such maturity date and a year of 365 or 366 days, as the case may be. As used herein, the term Payment Date means (a) the date on which the foregoing rating action occurs with respect to the Bonds and (b) each anniversary of such date (or, if such day is not a Business Day, on the next succeeding Business Day) occurring prior to the final maturity date of the Bonds. Notwithstanding the foregoing, in the case of the initial payment of the Supplemental Premium due upon any such rating action, the Company may make such payment on any day that is within the 30-day period following such rating action. In the event that the ratings of the Company's senior long-term secured indebtedness become at least "Baa3" and "BBB-" before an anniversary date, the Company shall be entitled to a Pro Rata Refund of the most recently paid Supplemental Premium. The Pro Rata Refund shall be paid within 30 days of the ratings of the Company's senior long-term secured indebtedness becoming at least "Baa3" and "BBB-". The Pro Rata Refund shall be calculated as follows:

Pro Rata Refund = Supplemental Premium multiplied by ("A"-"B")/ "A" where:

"A" is equal to the total number of days in the current annual period; and

"B" is equal to the total number of days in the current annual period where the ratings of the Company's senior long-term secured indebtedness were not at least "Baa3" and "BBB-".

                    SECTION 1.02.  Certain Other Expenses. The Company will pay all reasonable fees and disbursements of XLCA's and the Trustee's counsel related to any modification of this Agreement requested by the Company.

ARTICLE II
REIMBURSEMENT OBLIGATION; COVENANTS OF THE COMPANY

SECTION 2.01. Reimbursement Obligation.

          (a)     The Company agrees to reimburse XLCA, from any available funds, immediately and unconditionally upon demand for all amounts advanced by XLCA under the Policy. To the extent that any such payment due hereunder is not paid when due, interest shall accrue on such unpaid amounts at a rate equal to the Effective Interest Rate.

          (b)     The Company also agrees to reimburse XLCA immediately and unconditionally upon demand for all reasonable expenses incurred by XLCA in connection with the enforcement by XLCA of the Company's obligations under this Agreement, together with interest accruing at the Effective Interest Rate on any unpaid expenses from and including the date which is 30 days from the date a statement for such expenses is received by the Company to the date of payment. It is understood and agreed that the fees and expenses of any nationally recognized law firm shall be deemed reasonable for purposes of this paragraph.

SECTION 2.02. Covenants.

(a) Covenants in the Bond Documents. The Company agrees to comply with its covenants set forth in the Bond Documents and such covenants are hereby incorporated by reference herein.

          (b)     Indebtedness Assurance. The Company hereby agrees that, in the event of any Reorganization, unless otherwise consented to by XLCA, the obligations of the Company under, and in respect of, this Agreement, the Bonds, the Loan Agreement, the Company Indenture and the First Mortgage Bonds shall be assumed by, and shall become direct and primary obligations of, a Regulated Utility Company.

          (c)     Indebtedness to Total Capitalization. The Company shall at all times cause the ratio of (i) Indebtedness of the Company and its Consolidated Subsidiaries to (ii) Total Capitalization to be less than or equal to 0.68 to 1.0.

(d) Issuance Test Covenant. The Company will not issue any additional First Mortgage Bonds without the consent of XLCA if at the time of the calculation after giving effect to such issuance:

          (i)          The long term rating for such First Mortgage Bonds by S&P or Moody's will be at or below A- (negative outlook) or (negative credit watch) or A3 (negative outlook) or (negative credit watch), respectively, and the proposed issuance would cause the proportion of First Mortgage Bonds to Total Indebtedness to exceed 50%.

          (ii)          The long term rating for such First Mortgage Bonds by S&P or Moody's will be at or above A- (stable outlook) or A3 (stable outlook), respectively, and the proposed issuance would cause the proportion of First Mortgage Bonds to Total Indebtedness to exceed 75%.

Notwithstanding the foregoing, should the Company issue First Mortgage Bonds in excess of 50% of Total Indebtedness (such excess, "Excess First Mortgage Bonds") and should the long term rating assigned to First Mortgage Bonds subsequently be reduced by S&P or Moody's to or below A- (negative outlook) or (negative credit watch) or A3 (negative outlook) or (negative credit watch), respectively, the Company shall be under no obligation to replace its Excess First Mortgage Bonds with unsecured debt, but the consent of XLCA shall be required prior to the issuance of any additional First Mortgage Bonds.

                    SECTION 2.03.  Unconditional Obligation. The obligations of the Company hereunder are absolute and unconditional and will be paid or performed strictly in accordance with this Agreement, irrespective of:

(a) any lack of validity or enforceability of, or any amendment or other modification of, or waiver with respect to the Bonds or any of the Bond Documents;

(b) any exchange, release or nonperfection of any security interest in property securing the Bonds or this Agreement or any obligations hereunder;

(c) any circumstances which might otherwise constitute a defense available to, or discharge of, the Company or the Issuer under the Bond Documents or otherwise with respect to the Bonds; and

(d) whether or not the Company's obligations under the Bond Documents, or the obligations represented by the Bonds, are contingent or matured, disputed or undisputed, liquidated or unliquidated.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Representations and Warranties. The Company hereby represents and warrants to XLCA that:

          (a)     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, has full power to enter into, and by proper corporate action has been duly authorized to execute and deliver, this Agreement, the Loan Agreement, the Company Indenture and the First Mortgage Bonds issued pursuant thereto.

          (b)     The execution and delivery of this Agreement, the Loan Agreement, the Company Indenture and the First Mortgage Bonds issued pursuant thereto, and the consummation of the transactions herein and therein contemplated will not conflict with or constitute a breach of or default under the Company's Articles of Incorporation or any bond, debenture, note or other evidence of indebtedness or any contract, loan agreement or lease to which the Company is a party, and is not prohibited by any law, regulatory order, rule or regulation of any governmental or public agency or any judgment of any court.

          (c)     This Agreement, the Loan Agreement, the Company Indenture and the First Mortgage Bonds have been duly authorized, executed and delivered by the Company and constitute legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except to the extent that such enforcement may be limited by laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws and equitable principles of general application affecting the rights and remedies of creditors and secured parties.

          (d)     There is no pending, or to the knowledge of the Company, threatened litigation against the Company that could, if adversely concluded, materially adversely affect the validity of this Agreement, the Loan Agreement, the Company Indenture or the First Mortgage Bonds issued pursuant thereto, or the ability of the Company to comply with its obligations under any of such documents.

          (e)     No default under the Loan Agreement has occurred and is continuing and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute an event of default or a default under any agreement or instrument to which the Company is a party or by which the Company is or may be bound or to which any of the property or assets of the Company is or may be subject which would impair in any material respect its ability to carry out its obligations under this Agreement, the Loan Agreement, the Company Indenture, the First Mortgage Bonds or the transactions contemplated hereby or thereby.

(f) No default under the Company Indenture has occurred and is continuing.

ARTICLE IV
EVENTS OF DEFAULT; REMEDIES

SECTION 4.01. Events of Default. The following events shall constitute Events of Default hereunder:

          (a)     The Company shall fail to pay to XLCA any amount payable under Sections 1.02 and 2.01 hereof and such failure shall have continued for a period in excess of ten days (in the case of amounts payable under Sections 1.02 or 2.01(a) hereof) after receipt by the Company of written notice thereof or 60 days from the date a statement for such expenses is received by the Company (in the case of amounts payable under Section 2.01(b) hereof);

          (b)     The Company shall fail to observe the covenants identified in Section 2.02 hereof; provided, however, that no Event of Default shall be declared with respect to a failure to observe the covenant identified in Section 2.02(c) until the Company shall have had 30 days to correct said default or caused said default to be corrected within such period.

          (c)     Any material representation or warranty made by the Company hereunder or any material statement in the application for the Policy or any material report, certificate, financial statement or other instrument provided in connection with the Policy or herewith shall have been materially false at the time when made;

          (d)     Except as otherwise provided in this Section 3.01, the Company shall fail to perform any of its other obligations hereunder, provided that such failure continues for more than thirty (30) days after receipt by the Company of written notice of such failure to perform;

          (e)     The Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, paying agent, custodian, sequestrator or similar official for the Company or for a substantial part of its property, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take action for the purpose of effecting any of the foregoing; or

          (f)     An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company, or of a substantial part of its property, under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency or similar law or (ii) the appointment of a receiver, paying agent, custodian, sequestrator or similar official for the Company or for a substantial part of its property; and such proceeding or petition shall continue undismissed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for ninety (90) days.

                    SECTION 4.02.  Remedies. If an Event of Default shall occur and be continuing, then XLCA may take whatever action at law or in equity may appear necessary or desirable, including, without limitation, legal action for the specific performance of any covenant made by the Company to collect the amounts then due and thereafter to become due under this Agreement, or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement. All rights and remedies of XLCA under this Section 4.02 are cumulative and the exercise of any one remedy does not preclude the exercise of one or more other remedies available under this Agreement or now or hereafter existing at law or in equity.

ARTICLE V
MISCELLANEOUS

SECTION 5.01. Certain Rights of XLCA. While the Policy is in effect:

          (a)     the Company shall furnish to XLCA (to the attention of the Surveillance Department) as soon as practicable after the filing thereof, a copy of the 10-Ks and 10-Qs of the Company and a copy of any audited financial statements and annual reports of the Company; provided that the statements and reports (other than annual reports) required to be furnished by the Company pursuant to this clause shall be deemed furnished for such purpose upon becoming publicly available on the SEC's EDGAR web page;

(b) the Company will permit XLCA to discuss the affairs, finances and accounts of the Company with appropriate officers of the Company;

          (c)     the Trustee or the Company, as appropriate, shall furnish to XLCA (to the attention of the Surveillance Department) a copy of any notice to be given to the registered owners of the Bonds, including, without limitation, notice of any redemption of or defeasance of Bonds, and any certificate rendered pursuant to the Bond Documents relating to the security for the Bonds;

          (d)     the Trustee or the Company, as appropriate, shall notify XLCA (to the attention of the General Counsel Office) of any failure of the Company to provide relevant notices, certificates or other documents or information as required under the Bond Documents;

          (e)     at the written request of XLCA due to any material breach by the Trustee of the trust and responsibilities set forth in the Indenture, which breach is not cured by the Trustee within ten (10) Business Days of written notice of such breach from XLCA to the Trustee, the Trustee (subject to subsection (g) below) shall resign from its responsibilities under the Indenture; and

          (f)     XLCA shall receive prior written notice of any Trustee resignation and, notwithstanding any provision of the Indenture, no removal, resignation or termination of the Trustee, or any part of its responsibilities under the Indenture, shall take effect until a successor, acceptable to XLCA, shall be appointed and such successor shall have executed a document satisfactory to XLCA assenting to the obligations of the Trustee set forth herein. In the event that a successor Trustee cannot be identified within 60 days from the date the Trustee notifies the XLCA and the Company of its resignation, the Trustee will have the right to petition a court of competent jurisdiction for the appointment of a successor Trustee.

SECTION 5.02. Indemnification.

          (a)     The Company shall indemnify and hold XLCA harmless against any loss, fees, costs, liability or expense incurred without gross negligence or willful misconduct on the part of XLCA arising out of or in connection with the delivery of the Policy and its performance thereunder, including the costs and expenses of defense against any such claim of liability. The indemnification set forth herein shall survive the cancellation or expiration of the Policy and/or removal of XLCA.

          (b)     The Company shall indemnify and hold the Trustee harmless against any loss, fees, costs, liability or expense incurred without gross negligence or willful misconduct on the part of the Trustee arising out of or in connection with this Agreement, including the costs and expenses of defense against any such claim of liability. The indemnification set forth herein shall survive the cancellation or expiration of the Policy, the termination of this Agreement or the resignation or removal of the Trustee under the Indenture.

                    SECTION 5.03.  Parties Interested Herein. Nothing in this Agreement expressed or implied is intended or shall be construed to confer upon, or to give or grant to, any person or entity, other than the Company, the Trustee and XLCA, any right, remedy or claim under or by reason of this Agreement or any covenant, condition or stipulation hereof, and all covenants, stipulations, promises and agreements in this Agreement contained by and on behalf of the Company and XLCA shall be for the sole and exclusive benefit of the Company, the Trustee and XLCA.

                    SECTION 5.04.  Amendment and Waiver. Any provision of this Agreement may be amended, waived, supplemented, discharged or terminated only with the prior written consent of the Company, the Trustee and XLCA. The Company hereby agrees that upon the written request of the Company, XLCA may make or consent to issue any substitute for the Policy to cure any ambiguity or formal defect or omission in the Policy which does not materially change the terms of the Policy nor adversely affect the rights of the owners of the Bonds, and this Agreement shall apply to such substituted Policy. XLCA shall deliver the original of such substituted Policy to the Trustee and agrees to deliver to the Company and to the company or companies, if any, rating the Bonds, a copy of such substituted Policy.

SECTION 5.05. Successors and Assigns; Descriptive Headings.

          (a)     This Agreement shall bind, and the benefits thereof shall inure to, the Company, the Trustee and XLCA and their respective successors and assigns; provided, that neither party hereto may transfer or assign any or all of its rights and obligations hereunder without the prior written consent of the other party hereto, which shall not be refused unreasonably. Notwithstanding the foregoing provisions of this Section 5.05(a), XLCA shall have the right the reinsure any portion of its exposure under the Policy to third party reinsurers.

          (b)     The descriptive headings of the various provisions of this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

                    SECTION 5.06.  Counterparts. This Agreement may be executed in any number of copies and by the different parties hereto on the same or separate counterparts, each of which fully-executed counterparts shall be deemed to be an original instrument, and all of which shall constitute but one and the same instrument. Complete counterparts of this Agreement shall be lodged with the Company, the Trustee and XLCA.

                    SECTION 5.07.  Term. This Agreement shall expire upon the earlier of (i) the expiration, or cancellation by the Company, of the Policy in accordance with the terms thereof, or (ii) the repayment in full to XLCA and the Trustee of any amounts due and owing to them by the Company under this Agreement or the Policy. The Company may cancel the Policy at any time provided that the Premium shall not be refundable for any reason.

                    SECTION 5.08.  Exercise of Rights. No failure or delay on the part of XLCA to exercise any right, power or privilege under this Agreement and no course of dealing between XLCA and the Company or any other party shall operate as a waiver of any such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which XLCA would otherwise have pursuant to law or equity. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the other party to any other or further action in any circumstances without notice or demand.

                    SECTION 5.09.  Waiver. The Company waives any defense that this Agreement was executed subsequent to the date of the Commitment, admitting and covenanting that such Commitment was delivered pursuant to the Company's request and in reliance on the Company's promise to execute this Agreement.

                    SECTION 5.10.  Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings of the parties hereto with respect to the subject matter hereof, including but not limited to the Commitment.

                    SECTION 5.11.  Notices. All written notices to or upon the respective parties hereto shall be deemed to have been given or made when actually received, or in the case of telecopier machine owned or operated by a party hereto, when sent and confirmed in writing by such machine as having been received, addressed as specified below or at such other address as any of the parties hereto may from time to time specify in writing to the other:

If to the Company:

Kansas City Power & Light Company
1201 Walnut
Kansas City, Missouri 64106
Attention: Assistant Treasurer
Facsimile: (816) 556-2992

If to the Trustee:

J.P. Morgan Trust Company, National Association
Institutional Trust Services
227 West Monroe
26th Floor
Chicago, Illinois 60606
Attention: Corporate Trust Administration
Facsimile: (402) 496-2014

If to XLCA:

XL Capital Assurance Inc.
1221 Avenue of the Americas, 31st Floor
New York, New York 10020
Attention: Richard Heberton, Surveillance Department
Facsimile: 212-478-3587
and
Attention: Frederick B. Hnat, Esq., General Counsel
Facsimile: 212-478-3446

SECTION 5.12. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

SECTION 5.13. Concerning the Trustee.

(a) All of the rights, privileges, protections and immunities afforded to the Trustee under the Bond Documents are hereby incorporated herein as if set forth herein in full.

          (b)     The recitals contained herein shall be taken as the statements of the Company and XLCA, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Agreement or the Policy.

[signature page follows]

          IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

KANSAS CITY POWER & LIGHT COMPANY

By:  /s/Andrea F. Bielsker
    Name:  Andrea F. Bielsker
    Title:    Senior Vice President-Finance,
               Chief Financial Officer and Treasurer

J.P. MORGAN TRUST COMPANY,
NATIONAL ASSOCIATION, as Trustee

By:  /s/Sharon McGrath
    Name:  Sharon McGrath
    Title:  Asst Vice President

XL CAPITAL ASSURANCE INC.

By:  /s/Alistair Buchan
    Name:  Alistair Buchan
    Title:  Managing Director